EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Stock Acquisition Rights (No. 9) , the Stock Acquisition Rights (No. 10), the Stock Acquisition Rights (No. 11) and the Stock Acquisition Rights (No. 12) of Nomura Holdings, Inc. of our report dated July 12, 2007 with respect to the consolidated financial statements of Nomura Land and Building Co., Ltd. included in its Annual Report (Form 20-F) for the year ended March 31, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young ShinNihon

Tokyo, Japan
April 14, 2008